Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13D with respect to the Common Stock of Global Crossing Airlines Group, Inc. dated as of May 22, 2025 is, and any amendments thereto (including amendments on Schedule 13G) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934.

GALLOWAY CAPITAL PARTNERS, LLC

By:	/s/ Bruce Galloway
Name: Bruce Galloway
Title: Managing Member

/s/ Bruce Galloway
Bruce Galloway

Schedule 1

Purchases by the Reporting Persons

Date	Shares	Share Price

April 1, 2025	15,000	$.68
April 2, 2025	17,500	$.69
April 8, 2025	71,600	$.70
April 16, 2025	60,250	$.615
April 25, 2025	34,900	$.64
April 30, 2025	34,100	$.624
May 8, 2025	92,200	$.607
May 14, 2025	153,300	$.621
May 15, 2025	42,000	$.64
May 19, 2025	10,000	$.645